EXHIBIT 10.1

Tessera, Inc.

Consulting Agreement

April 3, 2009

Bruce M. McWilliams

3025 Orchard Parkway

San Jose, CA 95134

Dear Bruce:

1. TESSERA, INC. (hereinafter “Tessera” or the “Company”), a Delaware corporation, having a principal place of business at 3025 Orchard Parkway, San Jose, California 95134, wishes to obtain your advisory services as an independent consultant/contractor (hereinafter “Consultant,” “you” or “your”) on matters agreed upon by you or to be assigned by the Company (hereinafter the “Services”), and you as an independent contractor desire to offer your advisory services to the Company. The scope of your responsibilities is briefly outlined in Exhibit A attached hereto. This letter shall constitute an agreement (the “Agreement”) between you and the Company, and contains all the terms and conditions relating to the services that you provide.

2. This Agreement will become effective on April 3, 2009 and will continue until terminated. Either you or the Company may terminate this Agreement at any time, with or without good cause, and with or without notice. However, for prudent business reasons, it is expected that either party will give at least thirty (30) days notice for termination of this Agreement.

3. As consideration for your services, you will be paid as set forth in Exhibit A attached hereto.

4. According to the nature of Services, you may be reimbursed for reasonable travel and other out-of-pocket expenses actually incurred by you in connection with your services under this Agreement, provided that you submit proper receipts for reimbursement.

5. Your relationship with the Company addressed hereunder shall be that of an independent contractor rather than an employee; and both parties agree and understand that it is not an employment relationship. You will not be eligible for any employee benefits by virtue of the consulting relationship, nor will the Company make deductions from payments made to you for taxes, which shall be your sole responsibility as an independent contractor. In this regard, you hereby represent and confirm to the Company that you act as an independent contractor and that you will pay all taxes, including federal, state and local income taxes, FICA, Medicare contributions, disability, and others.

6. As an independent contractor, you shall have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the express prior written authorization of the Company. Such authorization must be signed by a Company officer. In addition, as an independent contractor, you may establish your own work schedule, consistent with the needs of the Services. You may determine the location where you perform your obligations under this Agreement, consistent with the nature of the Services. If you desire to perform some part of the Services on the Company’s premises, Company will make the appropriate arrangements to accommodate such needs. At times you may work in the Company’s premises and use Company’s furniture and equipment to facilitate the completion of Services, but such access should not be construed as an indicia of employment.

7. The Company has selected you to provide consulting services based upon your experience and expertise and, accordingly, does not anticipate providing you with training or detailed instructions on all aspects of performing such services.

8. You confirm that you are doing business as an independent contractor and that the Tax Identification Number given by you hereunder is the correct I.D. for tax reporting purpose. In addition, you hereby represent and confirm that you will carry your own worker compensation insurance if required by law, and other liability insurance coverages as an independent contractor and that the Company is not responsible for such liability and insurance.

9. You shall keep in confidence and shall not disclose or make available to third parties or make any use of any information or documents relating to your services under this Agreement or to the products, methods of manufacture, trade secrets, processes, business practices, vendor or customer lists, or confidential or proprietary information of the Company (other than information already in the public domain), except with the prior written consent of the Company. You recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree that you owe the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in connection with the Services consistent with the Company’s agreement with such third party. Upon termination of this Agreement you will return to the Company all documents, or other materials related to the services provided hereunder or furnished to you by the Company. Your obligations under this paragraph shall survive termination of this Agreement.

10. As an independent contractor, you will have all the necessary expertise of your own to provide the services contemplated by this Agreement. You agree and represent that you will not use, copy, or otherwise incorporate any proprietary information of third parties to provide such services. The Company will not authorize the use of third parties’ confidential and proprietary information.

11. You shall promptly disclose and hereby transfer and assign to the Company all right, title and interest to all techniques, methods, processes, formulae, improvements, inventions and discoveries (collectively, the “Inventions”) made or conceived or reduced to practice by you, solely or jointly with others, in the course of providing services hereunder or with the use of materials or facilities of the Company during the period of this Agreement or which relate to the Company’s business or its actual or demonstrably anticipated research or development (except as otherwise provided below) and agree that the Inventions are the sole property of the Company. When requested by the Company you will make available to the Company all notes, drawings, data and other information relating to the Inventions. You will promptly sign any document (including U.S. and Foreign Patent Assignments) requested by the Company related to the above assignment of the Inventions. Any Inventions that constitute copyrightable subject matter shall be considered “works made for hire” as that term is defined in the United States Copyright Act. You agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the above any copyrights, patents, mask work rights or other intellectual property rights relating to the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to the Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. You agree that if the Company is unable because of your unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure your signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering any Inventions assigned to the Company above, then you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, to act for and in your behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by you. This Agreement does not apply to Inventions which were made prior to the date of this Agreement and which are listed, if any in Exhibit B attached hereto.

12. You agree that if in the course of providing the services contemplated hereunder you incorporate into any invention, improvement, development, concept, discovery or other proprietary information owned by you or in which you have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection therewith.

13. The Company understands that you do not presently perform or intend to perform, during the term of this Agreement, consulting or other services for companies whose business or proposed businesses in any way involve the design or use of products that would be competitive with the products or proposed products of the Company (except for the companies, if any, listed in Exhibit C attached hereto.) If, however, you decide to do so within the consulting period of this Agreement, you agree to notify the Company in writing in advance (specifying the organization with which you propose to consult) and provide general, but not confidential, information sufficient to allow the Company to determine if such consulting would conflict with areas of interest to the Company or further services which the Company might request of you pursuant to this Agreement. This provision does not restrict you from providing consulting services to companies whose businesses do not involve the design or use of such competitive products or conflict with the Company’s other business activities. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting Agreement during the term of this Agreement.

14. Any amendment to this Agreement must be in writing signed by you and the Company.

15. All notices, requests or other communications called for by this Agreement shall be deemed to have been given if made in writing and mailed, postage prepaid, if to you at the address set forth above and if to the Company at the principal office shown above, or to such other addresses as either party shall specify to the other.

16. The validity, performance and construction of this Agreement shall be governed by the laws of the State of California. The Consultant warrants that no law, rule or ordinance of the United States, a state or any other governmental agency will be violated during performance of the Services, and will defend and hold Tessera harmless from any loss, cost or damage as a result of any actual or alleged violation.

17. You agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth herein. Accordingly, you agree that if you breach any of the covenants set forth herein, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. You further agree that no bond or other security shall be required in obtaining such equitable relief, and you hereby consent to the issuances of such injunction and to the ordering of such specific performance.

18. This Agreement, together with the Transition Agreement dated as of the date hereof and the other agreements referenced herein and therein, is the entire agreement of the parties and supersedes any prior agreements, whether verbal or written, whether express or implied, between them with respect to the subject matter hereof.

19. You acknowledge that the payments and benefits provided in this Agreement may have tax ramifications to you. The Company has provided no tax or other advice to you on such matters and you are free to consult with an accountant, legal counsel, or other tax advisor regarding the tax consequences you may face.

20. RIGHT TO ADVICE OF COUNSEL. YOU ACKNOWLEDGE THAT YOU HAVE THE RIGHT, AND ARE ENCOURAGED, TO CONSULT WITH YOUR LAWYER; BY YOUR SIGNATURE BELOW, YOU ACKNOWLEDGE THAT YOU UNDERSTAND THIS RIGHT AND HAVE EITHER CONSULTED WITH A LAWYER OR DETERMINED NOT TO DO SO.

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If this Agreement is satisfactory and acceptable to you, please execute and return one copy to us, retaining the second copy for your file.

Yours very truly,

COMPANY

By:	/s/ Bernard J. Cassidy

Title:	Senior Vice President & General Counsel

AGREED AND ACCEPTED:

/s/ Bruce McWilliams
Signature

Bruce McWilliams
Print Name

Tax I.D.

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

AND COMPENSATION

Services:

Consultant will provide strategic advice and analysis at the request of the Chief Executive Officer, which may include sales and market analysis, product and business development plans, and merger and acquisition analysis.

Compensation:

Cash. Tessera will pay Consultant a monthly fee in an amount equal to Ten Thousand Dollars ($10,000). Consultant will submit a written invoice to the Company each month for services provided and Tessera will pay such invoices within thirty (30) days of their receipt.

Stock. Your stock options and restricted stock grants (set forth below) shall continue to vest pursuant to their original terms for so long as you continue to provide consulting services to the Company, subject to the following conditions:

(i)	stock options vesting during the term of this Agreement will be treated as Nonstatutory Stock Options, and to the extent any options vested upon termination of your employment are not exercised within three months of your employment termination, they will also be treated as Nonstatutory Stock Options, and not as Incentive Stock Options;

(ii)	after this Agreement terminates, you will have ninety (90) days thereafter to exercise any vested options, pursuant to your Stock Option Agreements; and

(iii)	upon termination of this Agreement, all unvested stock options and stock grants shall cease vesting, and all unvested options and grants will be cancelled.

Grant Date	No. of Shares	Exercise Price	Vesting
Stock Option
08/18/04	5,633	$17.75	1/36th per month
08/18/04	224,367	$17.75	1/36th per month
11/22/05	55,000	$28.07	1/48th per month
05/18/06	3,546	$28.20	1/48th per month
05/18/06	96,454	$28.20	1/48th per month
08/27/07	2,687	$37.21	1/48th per month
08/27/07	122,313	$37.21	1/48th per month
05/15/08	125,000	$19.75	1/48th per month

Restricted Stock
05/18/06	16,000	$—	1/4th on each anniversary of 5/18
08/27/07	10,000	$—	1/4th on each anniversary of 8/27

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EXHIBIT B

INVENTIONS MADE PRIOR TO THIS AGREEMENT AND

EXCLUDED FROM SECTION 12

(if none, so state)

NONE
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EXHIBIT C

LISTING OF COMPANIES COMPETITIVE TO COMPANY FOR WHICH CONSULTING

SERVICES ARE PRESENTLY BEING PERFORMED

(if none, so state)

NONE
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